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                                      EXHIBIT 2.2

                                  OPERATING AGREEMENT



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                                OPERATING AGREEMENT


                                         OF

                             UNIVERSAL DISTRIBUTION LLC


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                       OPERATING AGREEMENT AMONG THE MEMBERS
                                         OF
                             UNIVERSAL DISTRIBUTION LLC

                              ARTICLE I -- DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.01 "Act" shall mean the Nebraska Limited Liability Company Act, as amended from time to time.

1.02 "Agreement" shall mean this Operating Agreement, as originally executed or as amended, modified, supplemented or restated from time to time.

1.03      "Capital Account" shall have the meaning set forth in Section 5.01.

1.04 "Capital Contribution" shall mean, in the case of any Member as of any date of determination, the aggregate amount of cash, property, or services rendered, or a promissory note or other binding obligation to contribute cash or property or perform services that such Member shall have contributed to the Company on or prior to such date and a Member's share of any of the Company's liabilities as determined in accordance with the Code and Treasury Regulations (or, if such Member is not the original holder of the Interest of such Member, the Capital Contribution with respect to the Interest). In the event that any capital is returned to a Member, such Member's Capital Contribution shall be adjusted to reflect such return.

1.05 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute or subsequent codification or recodification of the federal income tax laws of the United States.

1.06 "Company" shall mean Universal Distribution LLC, a Nebraska limited liability company, as such limited liability company may from time to time be constituted, or any successor in interest for such limited liability company.

1.07 "Company Minimum Gain" shall mean an amount determined by first computing for each Company Nonrecourse Liability any gain the Company would realize if it disposed of the Company property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Company Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Company Minimum Gain is determined by comparing the Company Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last day of the

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current Taxable Year.  Notwithstanding any provision to the contrary contained herein, Company Minimum Gain and increases and decreases in Company Minimum Gain are intended to be computed in accordance with Section 704 of the Code and the Treasury Regulations issued thereunder, as the same may be issued and interpreted from time to time. A Member's share of Company Minimum Gain at the end of any Taxable Year equals: the sum of Nonrecourse Deductions allocated to that Member (and to that Member's predecessors in interest) up to that time and the distributions made to that Member (and to that Member's predecessors in interest) up to that time of proceeds of a nonrecourse liability allocable to an increase in Company Minimum Gain minus the sum of that Member's (and of that Member's predecessors in interest) aggregate share of the net decreases in Company Minimum Gain plus their aggregate share of decreases resulting from revaluations of Company property subject to one or more Company Nonrecourse Liabilities.

1.08 "Company Nonrecourse Liability" shall mean a Company liability to the extent that no Member or related person (as defined by Treasury Regulation Section 1.752-4(b) under the Code) bears the economic risk of loss (as defined in Section 1.752-2 of the Treasury Regulations) with respect to the liability.

1.09 "Interest" shall mean, in the case of any Member at any time, such Member's share of the Net Profits and Net Losses of the Company at such time and the right of such Member to receive distributions of Company assets to which such Member may be entitled as provided in this Agreement and applicable law, and the right of such Member to vote and participate in the management of the Company as provided in this Agreement.

1.10 "Liquidating Distribution" shall mean a transfer of property made as consideration for a Membership Interest.

1.11 "Majority in Interest" shall mean more than fifty percent (50%) of the Percentage Interests and Two-Thirds (2/3) Majority in Interest shall mean more than two-thirds (2/3) of the Percentage Interests.

1.12 "Manager" shall mean the Person designated by the Members to manage the Company as provided in Section 6.01.

1.13 "Member" shall mean any Person who, at the time referenced, owns an Interest in the Company.

1.14 "Member Minimum Gain" shall mean an amount determined by first computing for each Member Nonrecourse Liability any gain the Company would realize if it disposed of the Company property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Member Minimum Gain includes such

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minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Member Minimum Gain is determined by comparing the Member Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Member Minimum Gain and increases and decreases in Member Minimum Gain are intended to be computed in accordance with Section 704 of the Code the regulations issued thereunder, as the same may be issued and interpreted from time to time.

1.15 "Member Nonrecourse Liability" shall mean any Company liability to the extent the liability is nonrecourse under state law, and on which a Member or related person, (as defined in Section 1.752-4(b) of the Treasury Regulation under the Code) bears the economic risk of loss under Section 1.752-2 of the Treasury Regulations because, for example, the Member or related person is the creditor or a guarantor.

1.16 "Net Losses" shall mean the Net Losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

1.17 "Net Profits" shall mean the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes. Net Profits includes taxable income, capital gain, and income exempt from taxation.

1.18 "Nonrecourse Liabilities" shall mean nonrecourse liabilities include Company Nonrecourse Liabilities and Member Nonrecourse Liabilities.

1.19 "Percentage Interest" means the percentage figure calculated by dividing a Member's Capital Account at any given time by the total sum of the Capital Account of all Members.

1.20 "Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization or any other entity or a government or any department or agency thereof.

1.21 "Super-Majority Vote of the Members" shall mean the affirmative vote of those Members holding at least a Two-Thirds (2/3) Majority in Interest.

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1.22      "Taxable Year" shall mean the taxable year of the Company as set forth in Section 2.05.

1.23 "Transferee" shall mean a person to whom a Membership Interest has been transferred in accordance with Article VII.

1.24 "Treasury Regulations" shall mean the regulations of the United States Department of the Treasury pertaining to the income tax, as from time to time in force.

                       ARTICLE II -- STRUCTURE OF THE COMPANY

2.01 FORMATION. The parties to this Agreement have organized a limited liability company under the provisions of the Act by delivering Articles of Organization to the Secretary of State of the State of Nebraska for filing. The Manager may take such further actions as it deems necessary or advisable to permit the Company to conduct business as a limited liability company in any jurisdiction. The rights and liabilities of the Members under this Agreement shall be as provided by Nebraska law.

2.02 NAME. The name of the Company shall be Universal Distribution LLC, or any other name permitted by the Act as the Members shall afterwards designate by appropriate amendment to the Company's Articles of Organization.

2.03 PRINCIPAL OFFICE. The principal office of the Company shall be at 405 Diagonal Street, Algona, Iowa, or such place as the Members may, from time to time, designate by appropriate amendment to the Company's Articles of Organization. The Manager may establish additional places of business for the Company when and where required by the business of the Company.

2.04 NAMES AND ADDRESSES OF MEMBERS. The names and addresses of the Members are set forth on Appendix A to this Agreement.

2.05 FISCAL YEAR. The fiscal year of the Company shall begin on August 1 and end on July 31 of each year. The fiscal year in which the Company shall terminate shall end on the date of termination of the Company.



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                       ARTICLE III -- BUSINESS OF THE COMPANY

The Company may engage in any lawful business, other than banking or insurance. The Agreement shall be construed in light of such purpose.

                        ARTICLE IV -- CAPITAL CONTRIBUTIONS

4.01 INITIAL PAID-IN CAPITAL. The Members listed on Appendix A to this Agreement shall have contributed the cash and/or assets to the capital of the Company as set forth on Appendix A. The Capital Contributions set forth on Appendix A (the "Initial Capital Contributions") shall be made by each of such Members within thirty (30) calendar days after the last date of execution of this Agreement by the Members listed on Appendix A.

4.02 LIMITATION. Except as set forth in Section 4.03 of this Agreement, no Member shall be required to make any additional contributions to the capital of the Company or be obligated to satisfy any negative Capital Account. Subject to Section 21-2619 of the Act, each Member shall have the right to request the return of such Member's Capital Contribution to the Company upon six (6) months' prior written notice to the Manager specifying the amount of capital to be withdrawn. No Member shall be entitled to interest on any Capital Contribution or on such Member's Capital Account.

4.03 CAPITAL CALLS. After the Initial Capital Contributions have been made in full, the Manager may direct from time to time that one or more supplemental capital contributions (individually, a "Supplemental Capital Contribution") be made. No Member may make or shall be required to make any Supplemental Capital Contributions, except upon the written agreement of a Majority in Interest of the Members of the Company. Any requirement to make a Supplemental Capital Contribution shall be imposed upon the Members pro rata based upon their respective Capital Accounts at the time in question, except to the extent that all Members agree to the contrary.

                     ARTICLE V -- ALLOCATIONS AND DISTRIBUTIONS

5.01 CAPITAL ACCOUNTS. A Capital Account shall be established for each Member on the books of the Company and maintained in accordance with
Section 1.704-1(b)(2) of the Treasury Regulations. Each Member's Capital Account shall be increased by:

     (a) The amount of any cash and the fair market value (as reasonably agreed to by a Majority in Interest of the Members in good faith) of any property contributed by the Member to the capital of the Company (net

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          of liabilities assumed by the Company or subject to which the
          Company takes such property, within the meaning of Section 752 of the Code), and;

     (b) The Member's share of Net Profits and of any separately allocated items of income or gain except adjustments of the Code (including income and gain exempt from tax and adjustments to income and gain in connection with property contributed in the manner described in
          Section 1.704-1(b)(2)(iv)(g) to reflect the difference between the book value and the adjusted basis of Company property, but excluding allocations of income and gain described in Section 1.704-1(b)(4)(i) of the Treasury Regulations under which such difference is reflected for tax purposes).

     Each Member's Capital Account shall be decreased by:

     (a) The amount of any cash distributed to the Member by the Company and the fair market value (as reasonably agreed to by a Majority in Interest of the Members in good faith) of any property distributed to the Member at the time of distribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property within the meaning of Section 752 of the Code), and;

     (b) The Member's share of Net Losses and of any separately allocated items of Loss (including adjustments for depreciation, depletion, amortization, and loss as a result of a revaluation or in connection with property contributed in the manner described in
          Section 1.704-1(b)(2)(iv)(g) to reflect the difference between the book value and the adjusted basis of Company property, but excluding allocations of depreciation, depletion, amortization, and loss described in Section 1.704-1(b)(4)(i) of the Treasury Regulations under which such difference is reflected for tax purposes).

5.02 DISTRIBUTION OF ASSETS. If the Company at any time distributes any of the Company property (other than cash) in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member's allocable share (as determined under Article V below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

5.03 TRANSFER OF CAPITAL ACCOUNT. In the event of a transfer of some or all of a Member's Membership Interest in the Company, the Capital Account of the Member shall become the Capital Account of the Transferee, to the extent it relates to the portion of the Interest transferred.

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5.04      COMPLIANCE WITH SECTION 704(b) OF THE CODE.  The provisions of this
Article as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article V to have substantial economic effect under the Treasury Regulations promulgated under
Section 704(b) of the Code, in light of the distributions made pursuant to Articles V and XI and the contributions made pursuant to Article IV. Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member or Transferee to make a contribution in excess of the initial contribution or additional contribution agreed to by a Majority in Interest of the Members of the Company.

5.05 ALLOCATIONS OF NET PROFITS AND NET LOSSES FROM OPERATIONS. Except as may be required by Section 704(c) of the Code, and Sections 5.06, 5.07 and
5.08 of this Article V, Net Profits, Net Losses, and other items of income, gain, loss, deduction and credit shall be apportioned among the Members in proportion to their Capital Accounts.

5.06 COMPANY MINIMUM GAIN CHARGEBACK. If there is a net decrease in Company Minimum Gain for a Taxable Year, each Member must be allocated items of income and gain for that Taxable Year equal to that Member's share of the net decrease in Company Minimum Gain. A Member's share of the net decrease in Company Minimum Gain is the amount of the total net decrease multiplied by the Member's percentage share of the Company Minimum Gain at the end of the immediately preceding Taxable Year. A Member's share of any decrease in Company Minimum Gain resulting from a revaluation of Company property equals the increase in the Member's Capital Account attributable to the revaluation to the extent the reduction in minimum gain is caused by the revaluation. A Member is not subject to the Company Minimum Gain Chargeback requirement to the extent the Member's share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing, or other change in the debt instrument causing it to become partially or wholly a Recourse Liability or a Member Nonrecourse Liability, and the Member bears the economic risk of loss (within the meaning of Section 1.752-2 of the Treasury Regulations) for the newly guaranteed, refinanced, or otherwise changed liability.

5.07 MEMBER MINIMUM GAIN CHARGEBACK. If during a Taxable Year there is a net decrease in Member Minimum Gain, any Member with a share of that Member Minimum Gain ("partner minimum gain" as determined under Section 1.704-2(i)(5) of the Regulations) as of the beginning of that Taxable Year must be allocated items of income and gain for that Taxable Year (and, if necessary, for succeeding Taxable Years) equal to that Member's share of the net decrease in the Company Minimum Gain. A Member's share of the net decrease in Member Minimum Gain is determined in a manner consistent with the provisions of Section 1.704-2(g)(2) of the Treasury Regulations. A Member is not subject to this Member Minimum Gain Chargeback,

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however, to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Liability due to a conversion, refinancing or other change in the debt instrument that causes it to become partially or wholly a Company Nonrecourse Liability. The amount that would otherwise be subject to the Member Minimum Gain Chargeback is added to the Member's share of Company Minimum Gain. In addition, rules consistent with those applicable to Company Minimum Gain shall be applied to determine the shares of Member Minimum Gain and Member Minimum Gain Chargeback to the extent provided under the Regulations issued pursuant to Section 704(b) of the Code.

5.08 QUALIFIED INCOME OFFSET. Notwithstanding any provision of this Agreement to the contrary (other than Sections 5.06 and 5.07 above), in the event that a deficit in a Member's Capital Account is created or increased (taking into account any allocations, adjustments, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6)) in excess of such Member's share of Company Minimum Gain and Member Minimum Gain, plus any amount that the Member is obligated to restore to the Company, such Member will be allocated items of income and gain (consisting of a pro rata portion of each item of partnership income and gain for such year) in an amount and manner sufficient to offset such deficit as quickly as possible.

5.09      INTERIM DISTRIBUTIONS.

     (a) Except as provided in Section 5.10, the Company shall distribute not less than forty percent (40%) of the Company's realized income (the "Required Distribution") on January 31, April 30, July 31 and October 31, of each year or in the event that such date is not a business day, the next business day thereafter.

     (b)  In addition to the Required Distribution and except as provided in
          Section 5.10, the Manager may, from time to time, determine in its, his or her reasonable judgment to what extent, if any, the Company's cash on hand exceeds the current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any ("Discretionary Distributions"). To the extent such excess exists, the Manager may make distributions to the Members or Transferees on a pro rata basis in accordance with the Members' Capital Accounts.

     (c) All Required and Discretionary Distributions which, when made, exceed the recipient Member's basis in that Member's Membership Interest shall be considered advances or drawings against the Member's distributive share of net income. To the extent it is determined at the end of the Taxable Year of the Company that the recipient Member has not been allocated net income that equals or exceeds the total of such advances

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          or drawings for such year, the recipient Member shall be obligated to restore any such advances or drawings to the Company. Notwithstanding the foregoing sentence, the Member will not be required to restore such advances or drawings to the extent that, on the last day of the Taxable Year, the recipient Member's basis in the Member's Membership Interest in the Company has increased from the time of such advance or drawing.

5.10 LIMITATIONS ON DISTRIBUTIONS. No Required Distribution or Discretionary Distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Accounts.

5.11 INCOME TAXES. The Members are aware of the income tax consequences of the allocation(s) made by this Article V and hereby agree to be bound by the provisions of the Article in reporting their shares of Company income and loss for income tax purposes.

                      ARTICLE VI -- MANAGEMENT OF THE COMPANY

6.01      MANAGEMENT.

     (a) The Company shall be managed by a Manager appointed by the Members (in accordance with Section 6.01(c)). All powers of the Company shall be exercised by or under the authority of, and the business affairs of the Company managed under the direction of the Manager in accordance with this Agreement. The Manager, may act for or on behalf of the Company and execute all agreements on behalf of the Company and otherwise bind the Company as to third parties without the consent of the Members; PROVIDED, HOWEVER, that with respect to those issues requiring approval of the Members as set forth in this Agreement, such approval must first be obtained.

     (b) The salaries and other compensation, if any, of the Manager shall be fixed from time to time by the Members.

     (c) The initial Manager is Universal Mfg. Co. Members shall elect the Manager, whom shall serve in such capacity until its, his or her earlier death, resignation or removal. In the event a Member ceases to be a Member, it, he or she shall lose the right to vote on the election of the Manager. The Manager may be removed, from time to time, with or without cause, by the affirmative vote of a Majority in Interest of the Members.

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6.02      AUTHORITY OF THE MANAGER.  In addition to, and not in limitation of, any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, the Manager has and may exercise on behalf of the Company, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Company. Such powers shall include, without limitation, the power to:

     (a) expend Company funds in connection with the operation of the Company's business or otherwise pursuant to this Agreement;

     (b) employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and accountants;

     (c) prosecute, settle or compromise all claims against third parties, compromise, settle or accept judgment on, claims against the Company and execute all documents and make all representations, admissions and waivers in connection therewith;

     (d) borrow money on behalf of the Company from any Person, issue promissory notes; drafts and other negotiable and nonnegotiable instruments and evidences of indebtedness, secure payment of the principal of any such indebtedness and the interest thereon by mortgage, pledge, property of the Company, whether at the time owned or thereafter acquired;

     (e) hold, receive, mortgage, pledge, lease, transfer, exchange, otherwise dispose of, grant options with respect to, and otherwise deal in the exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all property of whatever nature held or owned by, or licensed to, the Company;

     (f)  lend any of the Company property with or without security;

     (g) have and maintain one or more offices within or without the State of Nebraska;

     (h) open, maintain and close bank accounts and money market mutual funds accounts, and draw checks and other orders for the payment of monies;

     (i) engage accountants, custodians, consultants and attorneys and any and all other agents and assistants (professional and nonprofessional) and

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          pay such compensation in connection with such engagement that the
          Manager determines is appropriate;

     (j) enter into, execute, make, amend, supplement, acknowledge, deliver and perform any and all contracts, agreements, licenses, and other instruments, undertakings and understandings that the Manager determines is necessary, appropriate or incidental to carrying out the business of the Company; and

     (k)  file a petition in bankruptcy on behalf of the Company.

In exercising its, his or her powers, the Manager may (i) rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, or document believed by him or her to be genuine and to have been signed or presented by the proper party or parties; (ii) consult with counsel, accountants, and other experts selected by it and any opinion of an independent counsel, accountant or expert shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by Manager in good faith and in accordance with such opinion; and (iii) execute any of its powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

6.03      OBLIGATIONS OF THE MANAGER.  The Manager shall:

     (a) devote to the Company and apply to the accomplishment of Company purposes so much of the Manager's time and attention as it determines to be necessary or advisable to manage properly the affairs of the Company;

     (b) maintain accounting records from which a Company Capital Account can be determined for each Member;

     (c) execute, file, record or publish all certificates, statements and other documents and do all things appropriate for the formation, qualification and operation of the Company and for the conduct of its business in all appropriate jurisdictions;

     (d) employ attorneys to represent the Company when necessary or appropriate;

     (e) use its best efforts to maintain the status of the Company as a "limited liability company" for state law purposes, and as a "partnership" for federal income tax purposes;

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     (f)  have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, and not employ or permit others to employ such funds or assets (including any interest earned thereon) in any manner except for the benefit of the Company; and

     (g) maintain a current list of the names, last known addresses and Percentage Interest of each Member at the Company's principal office.

6.04 TAX MATTER MEMBER. Universal Mfg. Co. is hereby appointed and authorized to perform all duties imposed by Sections 6221 and 6232 of the Code as "tax matter partner" of the Company. The Company shall indemnify, to the full extent permitted by law, the tax matter partner from and against any damages and Net Losses (including attorneys' fees) arising out of or incurred in connection with any action taken or omitted to be taken by in carrying out responsibilities as tax matter partner, provided such action taken or omitted to be taken does not constitute fraud, gross negligence or willful misconduct.

6.05 RESIGNATION OF MANAGER. The Manager may resign as Manager of the Company upon written notice to the Members.

6.06 REMOVAL OF A MANAGER. The Manager may be removed at any time with or without cause by a vote of the Majority in Interest.

6.07      INDEMNIFICATION OF THE MANAGER, ITS AFFILIATES AND CONTROL PERSONS.

     (a) The Manager shall not be liable to the Company or any Member for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if the Manager determines that such course of conduct was in the best interest of the Company and did not result from the gross negligence or willful misconduct of the Manager

     (b) To the fullest extent permitted by law, the Manager (the "Indemnitee"), shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts arising from any and all claims (including attorneys' fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which they may be involved, as a party or otherwise, by reason of their management of the affairs of the Company, whether or not they continue to be such at the time any such liability or expense is paid or incurred; provided that Indemnitee shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such losses, claims, damages, liabilities, expenses or such other

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          amounts resulted primarily from the gross negligence or willful misconduct of such Indemnitee. The termination of a proceeding by judgment, order, settlement or conviction upon a plea of NOLO CONTENDERE, or its equivalent, shall not, of itself, create any presumption that such losses, claims, damages, liabilities, expenses or such other amounts resulted primarily from the gross negligence or willful misconduct of any Indemnitee or that the conduct giving rise to such liability, was not in the best interest of the Company. The Company shall also indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Indemnitee is or was an agent of the Company, against any losses, claims, damages, liabilities, expenses or any other amounts incurred by such Indemnitee in connection with the defense or settlement of such action; provided that no Indemnitee shall be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such losses, claims, damages, liabilities, expenses or such other amounts resulted from the gross negligence or willful misconduct of such Indemnitee. The Company may advance any Indemnitee any expenses (including, without limitation, attorneys' fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Indemnitee on behalf of the Company; and (ii) the Indemnitee gives a full recourse promissory note to the Company for the amounts of such advances payable in the event that the Indemnitee is determined to be not entitled to indemnification hereunder.

     (c) The indemnification provided by paragraph (b) of this Section 6.07 shall not be deemed to be exclusive of any other rights to which any Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall continue as to an Indemnitee who has ceased to have an official capacity and shall inure to the benefit of the heirs, successors and administrators of such Indemnitee.

     (d) Any indemnification pursuant to this section will be payable only from the assets of the Company.

                  ARTICLE VII -- TRANSFER OF MEMBERSHIP INTERESTS

7.01 TRANSFER OF MEMBER'S INTEREST. Except as otherwise provided below, no Member shall in any event transfer, assign or pledge, by contract or operation of law, an Interest, or any portion thereof without the written consent of a Majority in Interest of non-transferring Members. Any purported transfer, assignment or pledge of an Interest, or any portion thereof, except as provided below, is hereby declared to be null and void and of no force and effect whatsoever.

7.02 NEW MEMBERS. New Members of the Company may be admitted upon (a) the affirmative vote of the then current Members holding a Majority in Interest approving (i) the admission of the new Member, and (ii) the amount of the Capital Contribution to be made by the new Member to determine the Member's Percentage Interest; (b) payment of such Capital Contribution to the Company; and (c) the new Member's signing an Addendum to this Agreement agreeing to be bound to its terms. Upon admission of a new Member, Appendix A will be amended to reflect the additional Member. In the event a Transferee becomes a Member pursuant to Sections 7.03, 7.04, 7.05, 7.06 or 7.07, such Transferee must sign an Addendum to this Agreement agreeing to be bound to its terms. Upon admission of a Transferee as a new Member, Appendix A will be amended accordingly.

7.03      DEATH OF A MEMBER.

     (a) Upon the death of a Member, the Manager shall have the right, within one hundred twenty (120) days after the date of death of the Member to designate a Transferee to whom the duly appointed personal representative of the deceased Member must sell the Membership Interest owned by such deceased Member. The Manager shall deliver notice to the personal representative of the deceased Member of its designation of the Transferee. Upon the receipt of such notice, the personal representative shall, within ninety (90) days after receiving said notice, sell the Membership Interest of the deceased Member to the designated Transferee upon receipt of payment of the purchase price for the Interest as defined in
          Section 7.08  below.

     (b) Upon the purchase of the Membership Interest of the deceased Member, the designated Transferee shall immediately become a Member of the Company with all of the voting rights, rights in distributions (liquidating or otherwise) and allocation of profits, losses, gains, deductions and credits of the Company.

7.04      DISABILITY OF A MEMBER.

     (a) Upon the Disability of a Member (as defined in Section 22(e)(3) of the Code) the Manager shall have the right, within one hundred twenty (120) days after the date of the occurrence of the Disability of the Member to designate a Transferee to whom the disabled Member must sell the Membership Interest owned by such deceased Member or, if such disabled Member is not able to comprehend the nature of such a transfer, his or her spouse, if any, or his or her guardian or conservator, if such be appointed, must sell the Membership Interest owned by such disabled Member to the designated Transferee. The Manager shall deliver notice to the disabled Member, or his or her spouse, guardian or conservator, of its designation of the Transferee. Upon the receipt of such notice, the disabled Member or his or her spouse, guardian or conservator shall, within ninety (90) days after receiving said notice, sell the Membership Interest of the disabled Member to the designated Transferee upon receipt of payment of the purchase price for the Interest as defined in Section 7.08 below.

     (b) Upon the purchase of the Membership Interest of the disabled Member, the Transferee shall immediately become a Member of the Company with all of the voting rights, rights in distributions (liquidating or otherwise) and allocation of profits, losses, gains, deductions and credits of the Company.

7.05      TERMINATION OF A MEMBER.

     (a) In the event any Member is an employee of the Company or its affiliate, Universal Mfg. Co, upon the voluntary or involuntary termination of the employment of such Member, including resignation and retirement, the Manager shall have the right, within ninety
          (90) days after the date of the termination of the employment of the Member, to designate a Transferee to whom the terminated Member must sell his or her Membership Interest. The Manager shall deliver notice to the terminated Member of its designation of the Transferee. Upon the receipt of such notice, the terminated Member shall, within ninety (90) days after receiving said notice, sell his or her Membership Interest to the designated Transferee upon receipt of payment of the purchase price for the Interest as defined in Section 7.08 below.

     (b) Upon the purchase of the Membership Interest of the terminated Member, the designated Transferee shall immediately become a Member of the Company with all of the voting rights, rights in distributions (liquidating or otherwise) and allocation of profits, losses, gains, deductions and credits of the Company.

7.06      WITHDRAWAL OF A MEMBER.

     (a) A Member may withdraw from the Company; provided, however, the Member must provide the Manager with written notice of its, his or her intent to withdraw (the "Withdrawal Notice"). Upon receipt of a Member's Withdrawal Notice, the Manager shall have the right to designate a Transferee to whom the withdrawing Member must sell its, his or her Membership Interest. The Manager shall deliver notice to the withdrawing Member of its designation of the Transferee. Upon the receipt of such notice, the withdrawing Member shall, within ninety (90) days after receiving said notice, sell its, his or her Membership Interest to the designated Transferee upon receipt of payment of the purchase price for the Interest as defined in Section 7.08 below.

     (b) Upon the purchase of the Membership Interest of the withdrawing Member, the designated Transferee shall immediately become a Member of the Company with all of the voting rights, rights in distributions (liquidating or otherwise) and allocation of profits, losses, gains, deductions and credits of the Company. A Member's withdrawal shall not be deemed effective until the withdrawing Member has consummated the transfer of its, his or her Membership Interest to the Transferee. Until the consummation of such transfer, the withdrawing Member shall remain a Member of the Company.

7.07      REDUCTION OF MEMBERS TO LESS THAN TWO (2).

     (a) If the number of Members of the Company would be reduced to less than two (2) through any reason other that the death, disability, termination or withdrawal of one or more Members, the Manager may immediately designate a Transferee to whom the potential non-remaining Member must sell its, his or her Membership Interest. The Manager shall deliver notice to the potential non-remaining Members of its designation of the Transferee. Upon the receipt of such notice, the potential non-remaining Member shall immediately sell its, his or her Membership Interest to the designated Transferee upon receipt of payment of the purchase price for the Interest as defined in Section 7.08 below.

     (b) Upon purchase of the non-remaining Member's Membership Interest, the designated Transferee shall immediately become a Member of the Company with all of the voting rights, rights in distributions (liquidating or otherwise) and allocation of profits, losses, gains, deductions and credits of the Company. If necessary, the effective date of the

          Transferee's status as a Member of the Company shall apply retroactively to the date of the occurrence which would have caused the number of Members of the Company to be reduced to less than two
          (2) Members.

7.08      PURCHASE PRICE.

     (a) PRICE FORMULA - Subject to any other terms of this Agreement, the purchase price for any sale provided for upon the exercise by the Manager of its right to designate a Transferee as described above, shall be determined by an appraisal of the Membership Interest to be purchased based on the fair market value of the Membership Interest as of the Valuation Date (hereinafter defined):

     (b) VALUATION DATE - The Valuation Date shall be: (1) date of death in the event of the death of a Member; (2) the date of the occurrence of the Disability of a Member or the date of notice of determination of Disability of a Member; (3) the date of termination of employment of a Member as an employee of the Company or Universal Mfg. Co.; (4) the date of the Withdrawal Notice in the event of the withdrawal of a Member; or (5) the date of the occurrence which would have caused the number of Members of the Company to be reduced to less than two (2) Members, as the case may be.

     (c) APPRAISAL - A determination of the fair market value of the Membership Interest shall be based upon an appraisal done as of the Valuation Date. The Manager shall select an independent appraiser, with experience in evaluating companies which are of similar size and in similar businesses as the Company. The independent appraiser may use such methodologies and procedures in determining the fair market value of the Membership Interest as it deems appropriate and may consider the lack of marketability of the Membership Interest and its minority status in making such determination. The cost for any such appraiser shall be born by the Company. The independent appraiser shall, within ninety (90) days of its selection, provide a written determination of the fair market value of the Membership Interest to be purchased by the Transferee to the Company, the Transferee and the Member, his or her spouse, personal representative, guardian or conservator. The Transferee shall thereupon purchase and the Member, his or her spouse, personal representative, guardian or conservator sell, the Membership Interest at the appraised value, with the purchase price paid by the Transferee in accordance with Section 7.09 below.

7.09 PAYMENT OF THE PURCHASE PRICE. The purchase price shall be paid in cash, or at the option of the parties, by a cash down payment of not less than twenty-five percent (25%) of the purchase price and delivery of a three-year, non-negotiable, secured promissory note, bearing interest, payable quarterly, on the outstanding principal balance at the prime rate established by a mutually agreed upon bank on the closing date and requiring principal to be paid in three (3) equal annual installments beginning one year after the Valuation Date.

                        ARTICLE VIII -- MEETINGS OF MEMBERS

8.01 VOTING POWER. The affirmative vote of the Members holding a Majority in Interest present and voting at a meeting at which there is a quorum present shall be the act of the Members; PROVIDED, HOWEVER, that an affirmative vote of a Two-Thirds (2/3) Majority in Interest shall be required for approval of the following actions: (a) the sale, exchange, lease, mortgage, pledge or other transfer of all or substantially all of the assets of the Company other than in the ordinary course of business; and (b) the merger of the Company with another entity; PROVIDED, FURTHER, the unanimous agreement of all Members shall be required to dissolve the Company.

8.02 MEETINGS OF MEMBERS. The annual meeting of Members shall be held on the Tuesday preceding the third Thursday in the month of November in each year, beginning with 1999. At each annual meeting, Members shall elect the Manager and conduct such other business as may be properly presented to such meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If the election of the Manager shall not be held on the day designated herein for any annual meeting, or at any adjournment thereof, the Manager shall cause the election to be held at a meeting of the Members as soon thereafter as conveniently may be. Upon the written request of any Member, the Manager shall call a meeting of the Members. The Manager may also call a meeting of the Members on the Manager's own initiative. Upon written request, any Member may obtain from the Manager a list of the names and currently known addresses of the Members. Such Member shall pay any reasonable expense associated with such request.

8.03 PLACE OF MEETING. The Manager may designate any place, either in or out of the State of Nebraska, as the place of meeting for any meeting. If no designation is made, the place of meeting shall be the Company's principal office. Telephonic meetings are permitted; provided that each Member can simultaneously hear each other Member.

8.04 NOTICE OF MEETINGS. Written notice stating the date time and place of the meeting and a description of the purpose or purposes for which the meeting is called, shall be mailed, unless oral notice is reasonable under the circumstances, not fewer than ten (10) nor more than thirty (30) calendar days before the date of the meeting, by or at the direction of the Manager to each Member of record entitled to vote at the meeting. If mailed, such notice is effective when mailed addressed to the Member's address shown in the Company's current record of Members, with postage prepaid.

8.05 ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the Members by vote may be taken without a meeting on written consent. The consent shall set forth the actions so taken and be signed by all of the Members.

8.06      WAIVER OF NOTICE.

     (a) A Member may waive any notice required by this Agreement before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Member entitled to the notice, and be delivered to the Manager.

     (b) A Member's attendance at a meeting: (i) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting or promptly upon the Member's arrival objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

8.07 QUORUM. The presence of Members holding a Majority in Percentage Interest shall constitute a quorum for the transaction of business. If a quorum is not present at the meeting, a Majority of the Percentage Interests represented may adjourn the meeting from time to time without further notice.

                 ARTICLE IX -- RECORDS, FINANCIAL AND TAX REPORTING

9.01 RECORDS AND ACCOUNTING. The books of account of the Company shall be maintained at the Company's principal place of business. Each Member or its duly authorized representative shall have access to such books. The Company shall prepare its financial statements using generally accepted accounting principles, consistently applied.

9.02 TAX INFORMATION. The Manager will use its best efforts to cause to be delivered, as soon as practical after the end of each fiscal year of the Company, to the Members and Persons who were Members during such fiscal year all information concerning the Company necessary to enable such Member or Person to prepare such Member's (or Person's) Federal and state income tax returns for such fiscal year, including a statement indicating such Member's (or Person's) share of Net Profits, Net

Losses, deductions and credits for such fiscal year for Federal and state income tax purposes, and the amount of any Distribution made to or for the account of such Member or Person during such fiscal year pursuant to this Agreement.

9.03 TAX RETURNS. The Manager shall cause income tax returns for the Company to be prepared and timely filed in accordance with applicable law.

                            ARTICLE X -- FISCAL AFFAIRS

10.01     ELECTIONS.

     (a) The Manager, in its discretion, may elect to adjust the basis of the assets of the Company for Federal income tax purposes in accordance with Section 754 of the Code in the event of a distribution of Company property as described in Section 734 of the Code or a transfer by any Member of the Interest of such Member in the Company as described in Section 743 of the Code.

     (b) The Manager, at any time and from time to time, may also make such other tax elections as it deems necessary or desirable, in its discretion.

10.02 INTERIM CLOSING OF THE BOOKS. There shall be an interim closing of the books of account of the Company (i) at any time a taxable year of the Company shall end pursuant to the Code, and (ii) at any other time determined by the Manager to be required to good accounting practice or otherwise appropriate under the circumstances.

                     ARTICLE XI -- TERMINATION AND DISSOLUTION

11.01 LIQUIDATING EVENTS. The Company shall dissolve and commence winding up and liquidating upon the unanimous written consent of the Members to dissolve, wind up, and liquidate the Company.

11.02 WINDING UP. Upon the unanimous written agreement of the Members to dissolve, wind up, or liquidate the Company, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up the Company's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the assets of the Company have been distributed pursuant to this section and the Company has terminated. The Manager shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the Company's liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the manner required by the Act.

                            ARTICLE XII -- MISCELLANEOUS

12.01 NOTICES. Any notice, office, consent or other communication required or permitted to be given or made hereunder shall be in writing and, except for reports required by Article IX hereto (which reports shall be deemed to have been sufficiently given or made when mailed by first-class mail, postage prepaid), shall be deemed to have been sufficiently given or made when delivered personally to the party (or an officer of the party) to whom the same is directed, or (except in the event of a mail strike) five (5) calendar days after being mailed by first-class mail, postage prepaid, if to the Company to or if to the Manager or a Member, to the address set forth in the records of the Company, as amended from time to time. Any Member may change such Member's address for the purpose of this Section 12.01 by giving notice of such change to the Company, such change to become effective on the fifth (5th) day after such notice shall have been given.

12.02 AUTHORITY TO ACT. Notwithstanding anything to the contrary contained herein, any act of the Manager made in accordance with this Agreement in carrying out the business of the Company, shall bind the Company.

12.03 GOVERNING LAW, SUCCESSORS, SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska and, subject to the restrictions on transferability, assignment and pledge, set forth in this Agreement, shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

12.04 ENTIRE AGREEMENT. This Agreement is the sole operating agreement of the Company and constitutes the entire agreement among the parties; it supersedes any prior agreements or understandings among the parties, oral or written, all of which are hereby canceled. This Agreement may not be modified or amended except upon an affirmative vote of Two-Thirds (2/3) Majority in Percentage Interests of the Members.

12.05 HEADINGS, ETC. The Article and section headings in this Agreement, and the Table of Contents included herewith, are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Whenever the context shall require, each term stated in either the singular or plural shall include the singular and the plural, and masculine or neuter pronouns shall include the masculine, the feminine and the neuter.

12.06 NO WAIVER. No failure or delay on the part of any Member in exercising any rights under this Agreement, or in insisting on strict performance of any covenant or condition contained in this Agreement, shall operate as a waiver of any of such Member's rights hereunder.

12.07 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.09 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

     IN WITNESS WHEREOF, we have set our hand on the date set forth beside our names.

                                        UNIVERSAL DISTRIBUTION LLC



Date:  July 30, 1999               By:  Universal Mfg. Co., Manager


                                          /s/ Harold J. Pursley
                                          -----------------------------------
                                          Harold J. Pursley, Vice President
                                            and  Treasurer



                                        MEMBERS:



Date:  July 30, 1999               By:    /s/ Donald D. Heupel
                                          Donald D. Heupel



Date:  July 30, 1999               By:  Universal Mfg. Co., Manager


                                          /s/ Harold J. Pursley
                                          ----------------------------------
                                          Harold J. Pursley, Vice President
                                            and  Treasurer

                    MEMBERS AND INITIAL CAPITAL CONTRIBUTION OF
                             UNIVERSAL DISTRIBUTION LLC
                                     EXHIBIT A


                                                             INITIAL
                                       INITIAL CAPITAL     PERCENTAGE
        MEMBER                          CONTRIBUTION        INTEREST
        Universal Mfg. Co.              $99,000 Cash           99%
        P. O. Box 190
        405 Diagonal Street
        Algona, Iowa  50511-0190

        Donald D. Heupel                 $1,000 Cash           1%
        P. O. Box 190
        405 Diagonal Street
        Algona, Iowa  50511-0190







                                      A-1